                                                                  EXHIBIT (11.3)

               THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES

           CALCULATION OF FULLY DILUTED NET EARNINGS PER COMMON AND
                          COMMON EQUIVALENT SHARE(1)
              (All amounts in thousands, except per share amounts)

                                                           Year Ended December 31
                                                        ----------------------------
                                                          1995      1994      1993
                                                        --------  --------  --------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                      $349,972  $701,386  $124,166

ADJUSTMENT FOR OTHER POTENTIALLY DILUTIVE
 SECURITIES - Interest savings (net of tax) on
 Convertible Subordinated Debentures as if converted
 at the beginning of the period                                                5,723
                                                        --------  --------  --------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES ON A FULLY DILUTED BASIS             $349,972  $701,386  $129,889
                                                        ========  ========  ========
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS
  Shares used in calculating primary earnings
   per share                                              55,293    62,555    59,593

  Dilutive effect of stock options after
   application of treasury stock method                        8       172        99

  Adjustment for other potentially dilutive
   securities - Dilutive effect of Convertible
   Subordinated Debentures as if converted at the
   beginning of the period                                                     2,630
                                                        ========  ========  --------
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS                                      55,301    62,727    62,322
                                                        ========  ========  ========
FULLY DILUTED NET EARNINGS PER COMMON
 AND COMMON EQUIVALENT SHARE                               $6.33    $11.18     $2.08
                                                        ========  ========  ========

(1) This calculation is submitted in accordance with 17 CFR 229.601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.

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